TCW FUNDS, INC. - Rule 10f-3 Transactions - Fiscal Year Ended Oct. 31, 2011 (Amended)

Item 77 0

Name of Security	Date of Purchase	Syndicate Members	Securities Purchased From
Anheuser-Busch InBEv Floating 01/27/14	1/24/11	Barclays Capital, Inc J.P. Morgan Securities, LLC Merrill Lynch, Pierce, Fenner & Smith, Inc. Mitsubishi UFJ Securities (USA), Inc. SG Americas Securities, LLC TD Securities (USA), Inc.	Barclays Capital, Inc.
Linn Energy 6 ½ 05/15/19.	5/10/11
Citigroup Global Markets Inc.
Barclays Capital, Inc.
BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc.
RBC Capital Markets, LLC
RBS Securities Inc.
Wells Fargo Securities, LLC
Credit Suisse Securities (USA) LLC
BMO Capital Markets Corp.
Scotia Capital (USA) Inc.
 UBS Securities LLC
Comerica Securities, Inc.
 ING Financial Markets LLC
SG Americas Securities, LLC
U.S. Bancorp Investments, Inc.
Banco Bilbao Vizcaya Argentaria, S.A.
Capital One Southcoast, Inc.
DnB NOR Markets, Inc.
Mitsubishi UFJ Securities (USA), Inc.
Citigroup Global Markets Inc.

The affiliated entity is SG Americas Securities, LLC.  Securities were purchased in the offering at the public offering price.

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